Exhibit 23.2

AHMED & ASSOCIATES CPA P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder(s) of

Internet Sciences, Inc.

New York, NY

I hereby consent to the inclusion of our Auditor’s Report, dated May 24, 2019, on the financial statements of Internet Sciences, Inc. for the year ended December 31, 2018 in the Company’s Report on Form S-1. We also consent to the application of such report to the financial information in the Report on Form S-1, when such financial information is read in conjunction with the financial statements referred to in my report.

New Hyde Park, New York

June 5, 2019